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EXHIBIT 99.1

COMMERCIAL BANKSHARES, INC.
REPORTS SECOND QUARTER EARNINGS

Miami-based Commercial Bankshares, Inc. (Nasdaq: CLBK), parent of Commercial Bank of Florida, today reported second quarter 2006 earnings of $3.12 million, a 4% increase over 2005 second quarter earnings of $3.01 million. Diluted earnings per share were $.50 for 2006, as compared to $.48 for the same quarter in 2005. The second quarter earnings represented a 1.19% annualized return on average assets and a 14.98% annualized return on average equity.

Results for the six months ended June 30, 2006 showed earnings of $6.17 million, a 4% increase over earnings for the same six-month period in 2005 of $5.93 million. Diluted earnings per share were $.98 for the six months ending June 30, 2006, as compared to $.94 for the same period one year ago. Six month 2006 earnings represent a 1.20% annualized return on average assets and a 15.01% annualized return on average equity.

The loan portfolio showed outstanding growth, closing the quarter at $577 million, a 19% increase from the 2005 second quarter closing balance of $484 million. The allowance for loan losses closed the quarter at $5.6 million, or .96% of total loans. Asset quality remained strong, with no non-performing assets as of June 30, 2006.

Total deposits increased 8%, closing the quarter at $871 million, as compared to $806 million one year ago. Total assets increased 9% to close the quarter at $1.06 billion, as compared to $966 million one year ago. Leverage capital, tier 1 risk-based capital and tier 2 risk-based capital ratios of 7.89%, 12.21% and 13.39%, respectively, continued to exceed regulatory requirements.

“The rising interest rate environment of the past two years has presented us with the challenge of maintaining profitability while providing strong deposit and loan growth.” said Joseph W. Armaly, Chairman and Chief Executive Officer. “We have met this challenge and are well positioned as we move forward in an uncertain environment.”

Second quarter tax-equivalent net interest income increased to $9.0 million, a 4% increase over the $8.6 million earned in the second quarter of 2005. The increase was due to an increase in average earning assets of $106 million, partially offset by a lower net interest yield. The tax-equivalent net interest yield decreased to 3.60% for the second quarter of 2006, from 3.86% for the same period in 2005. The decrease in the net interest yield was the result of the Bank’s liability-sensitive balance sheet in a rising rates environment.

The Company’s second quarter cash dividend declared rose 18% in 2006 to $.20 per share, as compared to $.17 per share in 2005. The Company’s sound capital position and solid earnings supported the increased dividend.

COMMERCIAL BANKSHARES, INC.
Selected Financial Data
(Dollars in thousands except share information)
(Unaudited)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,

Financial Highlights:	2006	2005	2006	2005
Net income	$3,120	$3,013	$6,174	$5,926
Net interest income	$8,755	$8,346	$17,367	$16,436
Net interest income (FTE)(1)	$9,012	$8,629	$17,880	$17,000
Earnings per common share:
Basic	$.52	$.50	$1.02	$.99
Diluted	$.50	$.48	$.98	$.94
Return on average assets	1.19%	1.28%	1.20%	1.30%
Return on average equity	14.98%	15.65%	15.01%	15.63%
Net interest yield (FTE)(1)	3.60%	3.86%	3.66%	3.92%
Non-interest income	$646	$635	$1,297	$1,310
Security gains, net	$47	$0	$91	$0
Non-interest expense	$4,582	$4,289	$9,106	$8,628
Provision (credit) for loan losses	$105	$120	$215	$140
Net charge-offs (recoveries)	$(2)	$(1)	$5	$(3)
Weighted average shares:
Basic	6,053	5,977	6,038	5,964
Diluted	6,286	6,276	6,287	6,274
(1) Calculated on a fully tax-equivalent basis

Selected Balance Sheet Data:	6/30/2006	6/30/2005
Assets	$1,056,074	$966,034
Investment securities avail. for sale	$237,872	$206,826
Investment securities held to maturity	$149,416	$150,567
Loans, net	$576,946	$484,125
Deposits	$871,424	$806,096
Stockholders’ equity	$84,212	$78,958
Capital ratios:
Leverage	7.89%	7.71%
Tier 1	12.21%	12.68%
Tier 2	13.39%	13.90%
Book value per common share	$13.90	$13.19
Shares outstanding	6,058	5,987

Asset Quality:
Allowance for loan losses	$5,611	$4,894
Non-performing assets	$-	$-
Allowance/total loans	.96%	1.00%
Allowance/non-performing assets	n/a	n/a
Non-performing assets/assets	0%	0%

Quarterly Averages:
Earning assets	$1,003,745	$897,784
Loans	$565,173	$477,389
Deposits	$867,737	$790,183
Stockholders’ equity	$83,549	$77,235

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a state-chartered, FDIC-insured Federal Reserve member bank with $1.05 billion in assets. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK. The Bank’s web site is www.commercialbankfl.com

Statements contained in this release, which are not historical facts, may be considered forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include without limitation the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, changes in the interest rates, the effects of competition, and other factors that could cause actual results to differ materially as discussed further in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact:	Barbara E. Reed, Senior Vice President and CFO
Commercial Bankshares, Inc. (305) 267-1200